UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 20, 2023

BERRY GLOBAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-35672
(Commission File Number)

Delaware	20-5234618
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

101 Oakley Street
Evansville, Indiana 47710
(Address of principal executive offices, including zip code)

(812) 424-2904
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BERY	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

As previously announced, on November 22, 2022, Berry Global Group, Inc. (“Berry” or the “Company”) entered into a Cooperation Agreement (the “Original Cooperation Agreement”) with Ancora Catalyst Institutional, LP and certain of its affiliates and Eminence Capital, L.P. (collectively the “Investor Group”) regarding the membership and composition of the Company’s board of directors (the “Board”) and related matters. On October 18, 2023, the Company and the Investor Group entered into an Amended and Restated Cooperation Agreement (the “A&R Cooperation Agreement”).
Pursuant to the A&R Cooperation Agreement, the Company has agreed to include, current directors, Chaney Sheffield and Peter Thomas (the “Directors”) in its slate of twelve (12) nominees for election as directors of the Company at the 2024 annual meeting of stockholders of the Company (the “2024 Annual Meeting”).
The Board will take such actions as are necessary to maintain Mr. Sheffield as a member of the Nominating and Governance Committee and the Capital Allocation Advisory Committee (the “Advisory Committee”) and Mr. Thomas as a member of the Compensation & Talent Development Committee and the Advisory Committee.
Pursuant to the A&R Cooperation Agreement, the Company and the Investor Group have agreed to continue abiding by certain voting commitments, including a commitment to vote in accordance with the recommendation of the Board with respect to director elections, and standstill obligations on the part of the Investor Group and mutual non-disparagement provisions until the earlier of (i) 30 days prior to the notice deadline for the submission of stockholder nominations for the 2025 annual meeting of stockholders of the Company and (ii) 110 days prior to the first anniversary of the 2024 Annual Meeting (the “Standstill Period”). The A&R Cooperation Agreement will terminate upon the expiration of the last day of the Standstill Period, unless earlier terminated by mutual written agreement of the Company and the Investor Group.
Consistent with the Original Cooperation Agreement, if, during the Standstill Period, Mr. Sheffield resigns from the Board or is unable (due to death or disability) or refuses to serve on the Board for any reason, so long as the Investor Group at that time and at all times since the date of the Original Cooperation Agreement beneficially owns in the aggregate at least 1.5% of the Company’s then-outstanding Common Stock (the “Company Ownership Level Minimum”), then the Investor Group shall identify three potential replacement directors, one of whom will be appointed to the Board after completion of director information and interviews and subject to reasonable approval by the Nominating and Governance Committee and the Board, on the terms set forth in the A&R Cooperation Agreement. If, during the Standstill Period, Mr. Thomas resigns from the Board or is unable (due to death or disability) or refuses to serve on the Board for any reason, so long as the Investor Group at that time and at all times since the date of the Original Cooperation Agreement beneficially owns in the aggregate at least the Company Ownership Level Minimum, then the Investor Group shall identify a replacement director, subject to reasonable approval by the Nominating and Governance Committee and the Board, on the terms set forth in the A&R Cooperation Agreement.
The foregoing description of the A&R Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Cooperation Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K Report and incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description
10.1
Amended and Restated Cooperation Agreement, dated October 18, 2023, by and among Berry Global Group, Inc., Ancora Catalyst Institutional, LP, Eminence Capital, L.P. and the other persons and entities listed thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BERRY GLOBAL GROUP, INC. (Registrant)

Dated: October 20, 2023	By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Executive Vice President, Chief Legal Officer and Secretary